Exhibit 16.1

March 13, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Porto Holdco B.V. (the “Company”) and, under the date of March 13, 2017, we reported on the consolidated financial statements of Porto Holdco B.V. as of December 31, 2016, and for the period from December 9, 2016 (inception) to December 31, 2016. We were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Porto Holdco B.V.’s consolidated financial statements as of December 31, 2016, and for the period from December 9, 2016 (inception) to December 31, 2016, and the issuance of our report thereon. On March 13, 2017, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 13, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that Deloitte & Touche LLP (“Deloitte”) served as the independent registered public accounting firm of Playa Hotels & Resorts B.V. prior to the business combination. We are also not in a position to agree or disagree with the Company’s statement regarding consultations with Deloitte during the period from December 9, 2016 (inception) to March 13, 2017.

Very truly yours,

/s/ KPMG LLP